July 12, 1995


Tipperary Corporation
633 Seventeenth Street
Suite 1550
Denver, Colorado 80202

Re:  Tipperary Corporation - Registration Statement on Form S-8

Gentlemen:

     We have acted as counsel to Tipperary Corporation, a Texas corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to 383,000 shares of $.02 par value common stock (the "Common Stock") of the Company that may be offered on the exercise of certain stock options granted or that may be granted pursuant to the 1987 Employee Stock Option Plan (the "Plan").

     This letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law
(1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this letter should be read in conjunction therewith.

     In connection with this opinion, we have examined and relied upon the original, or copies certified to our satisfaction, of (1) the Articles of Incorporation and the Bylaws of the Company, as amended; (2) minutes and records of the corporate proceedings of the Company with respect to the establishment of the Plan, the issuance of shares of Common Stock pursuant to the Plan and related matters; and (3) the Registration Statement and exhibits deemed necessary for the expression of opinions herein contained. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, and as to the content and form of the Articles of Incorporation, the Bylaws, minutes, records, resolutions and other documents or writings of the Company, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independent check or verification of their accuracy.

     Based upon our examination, consideration of, and reliance on the documents and other matters described above, and subject to the comments and exceptions noted below, we are of the opinion that the Company presently has available at least 383,000 shares of authorized but unissued stock and/or treasury shares from which the 383,000 shares of Common Stock may be issued pursuant to exercise of options granted pursuant to the Plan. Assuming that the Company maintains an adequate number of authorized but unissued shares and/or treasury shares available for issuance to those persons who exercise or are granted options pursuant to the Plan, and assuming that the consideration for shares of Common Stock issued pursuant to such options is actually received by the Company as provided in the Plan and exceeds the par value of such shares, then the shares of Common Stock issued pursuant to the exercise of the options in accordance with the terms of the Plan will be duly and validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to references to our firm included in or made a part of the Registration Statement.

                              Very truly yours,

                              /s/ Jones & Keller, P.C.

                              JONES & KELLER, P.C.